THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PLURIS ENERGY GROUP INC. and PETROGEN INC., AS SELLER

AND

DARCY ENERGY LLC, AS BUYER

EFFECTIVE DECEMBER 31, 2006

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated effective December 31, 2006 (the “Effective Date”), is by and between Pluris Energy Group Inc., a Nevada corporation, and its wholly owned subsidiary Petrogen Inc., a Colorado corporation (collectively, “Seller”) and Darcy Energy LLC, a Texas limited liability company (“Buyer”). Buyer and Seller are sometimes herein collectively referred to as the “Parties” and individually as a “Party.”

Recitals:

A.

Seller owns an undivided sixty-four and one-eighth percent (64.125%) right, title and interest (“Leasehold Interest”) in certain oil and gas leases covering 1,571.5 acres located within the Isaac Boone Survey, Abstracts 56 and 57, in the Emily Hawes Field, Matagorda Island, Calhoun, County, Texas (the “Leases”), further described in Exhibit “A” attached hereto along with the wells, production facilities and equipment located thereon (the “Equipment”), further described in Exhibit “B”, as well as 100% of the right, title and interest in a twelve mile natural gas transmission pipeline located on Matagorda Island and listed on Form T-4 filed with the Texas Railroad Commission under Permit #03422 (the “Pipeline”) (the Leases, Equipment and Pipeline are collectively referred to as the "Assets"). When used in this Agreement, the term Assets shall mean and include that percentage or portion of the Leasehold Interests, which are shown on Exhibit A hereto, including the working and net revenue interests reflected for the particular wells identified thereon, and which are conveyed to Buyer in accordance with the terms and conditions hereof.

B.	This Agreement sets out the terms and conditions under which Buyer will purchase the Assets from Seller.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Article 1

Defined

Section 1.1        Defined Terms. Terms defined in this Agreement shall have the meanings set forth herein.

Article 2

Sale and Purchase of Assets

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Section 2.1        Sale and Purchase. On and subject to the terms and conditions of this Agreement, Seller and Buyer agree on the sale of the Assets, effective as of December 31, 2006 ("Effective Date").

Section 2.2       Ownership Rights and Obligations. After consummation of the transactions contemplated hereby (“Closing”), (a) Seller shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligations of such ownership, attributable to the Assets for the period of time prior to the Effective Date (referred to herein as “Excluded Obligations”), and (b) Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligations of such ownership, attributable to the Assets for the period of time from and after the Effective Date (referred to herein as “Assumed Obligations”).

All expenses and costs including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of oil, gas and related hydrocarbons (collectively, "Hydrocarbons"), or the receipt of proceeds therefrom, shall be: (i) paid by or allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Date; or (ii) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Date. All Hydrocarbons in storage facilities above or upstream from the pipeline connection to each such storage facility, as of the Effective Date, shall belong to Seller. All Hydrocarbons placed in such storage facilities or in the pipeline from and after the Effective Date shall belong to Buyer and shall be part of the Assets.

Section 2.3        Risk of Loss. Except as otherwise provided in this Agreement, Seller shall assume all risk of loss with respect to the Assets prior to the Effective Date and Buyer shall assume all risk of loss from and after the Effective Date.

Article 3

Purchase Price

Section 3.1        Purchase Price. The total purchase price for the sale and conveyance to Buyer of the Assets is Five Hundred Thousand and No/100 Dollars ($500,000.00) ("Purchase Price"). At Closing, Buyer shall pay Seller the Adjusted Purchase Price, as such term is defined below. Payment shall be made in immediately available funds and by wire transfer to the account or accounts specified by Seller.

Section 3.2        Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:

(a)	The Purchase Price shall be adjusted upward by the following:

(i)           The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets paid by or on behalf of Seller in connection with the operation of the Assets and which are attributable to the

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period of time between the Effective Date and the date of Closing. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise and any other taxes based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

(ii)          The value, less taxes (other than taxes on net income), of all marketable liquid Hydrocarbons attributable to the Assets in storage facilities above or upstream from the pipeline connection to each such storage facility or gas produced through the designated sales meter and associated liquid hydrocarbon inventory as of the Effective Date, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

(iii)        An amount equal to the value (determined by Buyer and Seller prior to the Closing Date, as defined below) of the underproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

(iv)         Expenditures incurred by Seller and not described above that are directly associated or connected with owning, developing, exploring, operating or maintaining the Assets or producing, transporting and marketing the Hydrocarbons therefrom for all periods on and after the Effective Date.

(v)	Any other amounts agreed upon in writing by Seller and Buyer.

All liabilities and related obligations with respect to each item that results in an upward adjustment in the Purchase Price under this section shall be deemed “Excluded Obligations” retained by Seller.

(b)	The Purchase Price shall be adjusted downward by the following:

(i)           An amount equal to the value (determined by Buyer and Seller prior to the date of Closing) of the overproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

(ii)          The gross proceeds received by Seller, net of applicable severance and production taxes and compression charges, from the sale of Hydrocarbons derived from the Assets attributable to the period of time after the Effective Date.

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(iii)        An amount equal to all expenditures, liabilities and costs relating to the Assets that are assessed for or attributable to the period of time prior to the Effective Date and that are unpaid as of the date of Closing.

(iv)         An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessment become due and payable or accrue (but have not yet become due and payable) with respect to the Assets prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended.

(v)	Any other amounts agreed upon in writing by Seller and Buyer.

All liabilities and related obligations with respect to each item that results in a downward adjustment in the Purchase Price under this section shall be deemed “Assumed Obligations” of Buyer.

Section 3.3        Calculation of Estimated Adjusted Purchase Price; Payment at Closing. Seller shall prepare and deliver to Buyer, at least two (2) days prior to the date of Closing, Seller’s estimate of the Adjusted Purchase Price, together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Agreement. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller’s and Buyer’s agreed upon estimated adjustments and Seller’s good faith estimation of any disputed or undetermined amounts and shall be set forth in a statement to be signed by the Parties at Closing (“Closing Statement”).

Article 4

Representations and Warranties

Section 4.1        Representations and Warranties of Seller. Seller agrees, represents and warrants to Buyer as follows:

(a)          Organization and Qualification. Seller has the requisite power to carry on its business as it is now being conducted. Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in each state in which the conduct of its business or the ownership of the Assets requires such qualification.

(b)          Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The

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execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

(c)          Enforceability. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)          No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of any provision of the articles of incorporation or other governing documents of Seller, or of any agreement, indenture or other instrument under which Seller is bound, or (ii) to Seller’s knowledge, violate or conflict with any law applicable to Seller or the Assets.

(e)          Consents. To the Seller’s knowledge, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for filings with the County Clerk’s Office of Calhoun County, Texas, the Texas Railroad Commission, the U. S. Fish & Wildlife Service, and the Aransas National Wildlife Refuge, and such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make will not have a material adverse effect on the ability of Seller to consummate and perform the transactions contemplated by this Agreement. “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

(f)           Material Contracts. Schedule 4.1(f) sets forth a list of all contracts to which Seller is a party or by which Seller is bound or subject which are material to the conduct and operations of the Assets (collectively, the “Material Contracts”). To the knowledge of Seller, all of the Material Contracts are valid and binding agreements in accordance with their terms, and neither Seller nor to the knowledge of Seller, any other Person is in default in any material way, nor has Seller received or sent notice of default or of any unresolved claim, under any such Material Contracts.

(g)          Actions. No investigation, action, suit or legal proceeding is pending or, to the knowledge of Seller, threatened against or affecting the Assets before any governmental authority or arbitrator and no written notice from any governmental agency or any other Person has been received by Seller claiming any violation of or non-compliance with any laws with respect to the Assets.

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(h)          Encumbrances. Seller has not caused nor allowed any mortgage, lien or other encumbrance to be placed upon or against the Assets that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent, or, if delinquent, are being protested in good faith in the normal course of business, or (ii) rights under operating agreements or similar contracts to assert liens against the Assets (but not including rights which have actually been asserted), and all costs and expenses payable under the terms of service and supply contracts with third parties have been paid except for costs and expenses not yet delinquent and Seller agrees to remain responsible for its working interest share of all costs and expenses that accrue prior to the Effective Date.

(i)          Compliance with Law. To the knowledge of Seller, Seller is in material compliance with all laws and other requirements of governmental authorities applicable to the Assets and the operation thereof, and, to the knowledge of Seller, there are no material violations of any such laws or requirements applicable to the operation of any portion of the Assets that is operated by a third party.

(j)           Environmental Matters. All operations conducted by Seller on the Assets have been conducted in material compliance with environmental laws, and, to the knowledge of Seller, all operations conducted by any other Person conducting operations on the Assets have been conducted in material compliance with environmental laws. The Assets are not the subject of any existing, pending or, to the knowledge of Seller, threatened environmental claim. All material notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with Seller’s ownership or operations of the Assets, and each item of personal property owned, leased or operated by Seller which is included in the Assets, including, without limitation, notices, licenses, permits and authorizations required in connection with the treatment, storage, disposal, or release of hazardous materials into the environment, have materials generated at each tract of real property and by each item of personal property owned, leased or operated by Seller which are included in the Assets have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under the Resource Conservation and Recovery Act (“RCRA”) and all other environmental laws for the conduct of such activities. To the knowledge of Seller, there have been no hazardous discharges that were not in compliance with environmental laws. To the knowledge of Seller, Seller has no contingent liability in connection with any hazardous discharge from the Assets.

(k)          AFE’s. Schedule 4.1(k) sets forth the outstanding authorizations for expenditures (“AFE’s”) that (i) require the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Assets, or (ii) obligate Seller to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Assets.

(l)           Taxes. Except as shown on Schedule 4.1(l), all excise, occupation, franchise, severance, production, sales, use and other taxes, duties or charges levied, assessed or imposed upon or against the Assets by any governmental authority have been duly paid or adequately provided for or are being timely and properly contested.

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(m)         Gas Imbalances, Prepayments. To the knowledge of Seller, there are no gasimbalances affecting the Assets that would require Buyer to deliver any gas without receiving full payment therefor, nor has Seller received any prepayments or other payments that would require Buyer to deliver any oil or gas without receiving full payment therefor.

(n)       Equipment.  All of the Equipment is material to the operation of the Assets, and has been maintained in a state of repair adequate to maintain normal operation of the Assets and in a manner consistent with standard industry practices of a reasonably prudent operator.

(o)          Preferential Rights. There are no preferential rights, third party consents to assignment (other than governmental consents and approvals of assignments that are customarily obtained after Closing) or transfer requirements required to be obtained or complied with prior to the Closing that will not be obtained by the time of Closing.

(p)          Events Subsequent to Effective Date. Since the Effective Date, to Seller’s knowledge, there has not been any:

(i)	material destruction, damage to, or loss of any of the Assets; or

(ii)          sale or other disposition of any of the Assets except (A) in the ordinary course or business, (B) any single item of personal property or equipment having a value of $5,000 or less, or (C) personal property or equipment having an aggregate value of $10,000 or less.

(q)          Payments and Performance. All rentals, royalties, overriding royalties, production payments and other similar payments due and payable on production or payments necessary to maintain the Leases in full force and effect have been timely and fully paid and all conditions necessary to keep the same in full force and effect have been duly performed. The Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas that would require Buyer to deliver any oil or gas without receiving full payment therefor.

(r)           Disclosure. Neither this Agreement, nor any schedule or exhibit hereto, nor any document or statement in writing which has been supplied by or on behalf of Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact to Seller’s knowledge.

(s)          Bankruptcy. There are no bankruptcy or reorganization proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller or any affiliate of Seller.

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(t)           Buyer’s Liability for Broker’s Fee. Buyer shall not have any responsibility, liability, or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

(u)       Non-foreign Person. The Seller is not a “foreign Person” within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(v)             PUHCA/NGA. To the knowledge of the Seller, the Seller is not (a) a holding company or a subsidiary company of a holding company or an affiliate of a holding company or an affiliate of a subsidiary of a holding company or a public utility company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of said Act. To the knowledge of the Seller, no consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. The Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

(w)         Suspense Accounts. There are no obligations to pay any interest of any kind held by Seller is suspense.

Section 4.2	Representations and Warranties of Buyer. Buyer agrees, represents and warrants to Seller as follows:

(a)          Organization and Qualification. Buyer has the requisite power to carry on its business as it is now being conducted. Buyer is, or will be on the date of Closing, duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified to do business in each state in which the conduct of its business or the ownership of the Assets requires such qualification.

(b)          Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer at or prior to Closing.

(c)          Enforceability. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (ii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)          No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or

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breach of any provision of the articles or organization or other similar governing documents of Buyer or of any agreement, indenture or other instrument under which Buyer is bound, or (ii) to the Buyer’s knowledge, violate or conflict with any law applicable to Buyer.

(e)          Consents. To the Buyer’s knowledge, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for filings with the County Clerk’s Office of Calhoun County, Texas, the Texas Railroad Commission, the U. S. Fish & Wildlife Service, and Aransas National Wildlife Refuge, and such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make will not have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

(f)           Actions. No action, suit or proceeding is pending or, to the knowledge of Buyer, threatened against Buyer, which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

(g)         Investigation of Assets. Buyer has utilized its own expertise in evaluating and inspecting the Assets. Buyer is purchasing the Assets based upon Buyer’s own judgment and evaluation. Other than Seller’s covenants and representations made herein, Buyer does not rely upon verbal or written information provided by Seller regarding the Assets and the Assets are being purchased as is, where is, with all faults and without any implied representation of habitability, merchantability, or fitness for any particular purpose.

(h) Bankruptcy. There are no bankruptcy or reorganization proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.

(i) Seller’s Liability for Broker’s Fees. Seller shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Article 5

Title Warranty

Section 5.1        Special Title Warranty. Transfer of the Assets to Buyer shall be without warranty of title of any kind whatsoever, express, implied or statutory, except that Seller does hereby bind and obligate itself and its successors and assigns to warrant and defend, subject to the terms hereof, title to the Leasehold Interest set forth on Exhibit “A” hereto, including the

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working and net revenue interests reflected for the particular wells identified thereon, unto Buyer, its successors and assigns, against all Persons lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise. Buyer shall have the right of full substitution and subrogation of Seller in and to all covenants and warranties by others heretofore given or made in respect of the Leases or any part thereof.

Article 6

Covenants of Seller and Buyer

Section 6.1       Conduct of Business Pending Closing. Subject to the constraints of applicable operating agreements and other existing agreements with third parties, from the date of this Agreement hereof through the Closing, except as consented to or approved by Buyer, Seller covenants and agrees that:

(a)          Liens. Seller shall not create any new liens, encumbrances or security interests on the Assets.

(b)	Operation of Assets. Seller shall:

(i)           cause the Assets to be maintained and operated in the ordinary course of business in accordance with standard industry practices of a reasonably prudent operator (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property), maintain insurance now in force with respect to the Assets and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(ii)          cause, or, in the event Seller is not the operator, use reasonable efforts to cause, the Assets to be maintained and operated in material compliance with all laws and in compliance with the terms of the Leases and the Material Contracts;

(iii)        without Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (A) not commit to participate in the drilling of any new well or other new capital expenditure on the Assets, or (B) elect to become a non-consenting party with respect to any operation or capital expenditure proposed by a third party; and

(iv)	maintain and keep the Assets in full force and effect.

(c)	Contracts and Agreements. Seller shall not:

(i)           enter into any Hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one

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year which is not terminable without penalty on notice of thirty (30) days or less; or

(ii)          voluntarily relinquish Seller’s position as operator with respect to any of the Assets.

Section 6.2        Notices and Consents. Each of the Parties agree to give required notices to, make required filings with, and use its good faith efforts to obtain any necessary authorizations, consents, and approvals of governmental authorities in connection with the transactions contemplated by this Agreement.

Section 6.3        Actions by Parties. Each of the Parties agree to use reasonable diligence to satisfy the conditions to Closing set forth in Article 7 and to refrain from taking any action within its control that would cause a breach by such Party of a representation or warranty set forth herein.

Article 7

Closing Conditions

Section 7.1        Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing is subject to each of the following conditions:

(a)          Representations, Warranties and Covenants. (i) On and as of the date of Closing, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as though made on the date of Closing, and (ii) the covenants and agreements of Buyer to be performed on or before the date of Closing shall have been duly performed in all material respects.

(b)          No Action. On and as of the date of Closing, no suit, action or other proceeding (excluding any such matter initiated by Seller or an affiliate of Seller) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.

Section 7.2        Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing is subject to each of the following conditions:

(a)          Representations, Warranties and Covenants. (i) On and as of the Closing Date, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as though made as of the date of Closing, and (ii) the covenants and agreements of Seller to be performed on or before the date of Closing shall have been duly performed in all material respects.

(b)          No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or an affiliate of Buyer) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction

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seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer resulting therefrom.

(c)          Releases. Buyer shall have been provided with copies of releases in forms reasonably satisfactory to Buyer, of any mortgages, security interests, indebtedness or similar encumbrances or burdens affecting the Assets.

Section 7.3       Regulatory Approvals. If Buyer or Seller determines that approval is required to permit Buyer to continue to use any governmental permits with respect to the Assets after Closing, Buyer and Seller shall, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate governmental authorities seeking authorization to confirm Buyer’s continued right to use such permits or to transfer or assign such permits to Buyer as necessary.

Article 8

Closing

Section 8.1         Closing. The Closing shall be held on March 8, 2007 (“Closing Date”), at the offices of Buyer, or at such other time or place as Seller and Buyer may otherwise agree in writing.

Section 8.2        Seller’s Closing Obligations. At Closing, which may be simultaneous with execution of this Agreement, Seller shall execute and deliver to Buyer the following:

(a)          an Assignment of Oil and Gas Leases and Bill of Sale, substantially in the form attached hereto as Exhibit “C”;

(b)          an Assignment of Pipeline and Bill of Sale, substantially in the form attached hereto as Exhibit “D”

(c)	the Closing Statement;

(d)	the releases required pursuant to Section 7.2(c) of this Agreement;

(e)          on forms supplied by Buyer, transfer orders or letters in lieu thereof, directing that proceeds attributable to production from the Assets after the Effective Date are to be paid to Buyer;

(f)	any required regulatory forms, including change-of-operator forms.

Section 8.3        Buyer’s Closing Obligations. At Closing, Buyer shall execute and deliver to Seller the following:

(a)	the Adjusted Purchase Price in immediately available funds; and

(b)	the Closing Statement, if necessary.

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Article 9

Post-Closing Matters

Section 9.1        Records. Within five (5) business days after Closing, Seller shall deliver all records associated with the Assets to Buyer. Seller shall be entitled to keep a copy of any such material records for its files. For a period of seven (7) years after Closing, Buyer shall provide Seller and its representatives reasonable access at reasonable times to, and the right to copy, at Seller’s expense, all or any portion of, the records related to the Assets prior to the Effective Date.

Section 9.2        Final Settlement Statement. As soon as practicable after the Closing, but in no event later than thirty (30) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and general accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Closing Statement, finally determined as of Closing, and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement.

Section 9.3      Remittance of Proceeds by Seller and Buyer. Notwithstanding the provisions of Section 11.2, if, following Closing, Seller receives proceeds attributable to production from the Assets from and after the Effective Date, it shall immediately remit such proceeds to Buyer, together with a copy of the purchaser detail. Likewise, if, following Closing, Buyer receives proceeds attributable to production from the Assets before the Effective Date, it shall immediately remit such proceeds to Seller, together with a copy of the purchaser detail.

Section 9.4        Further Assurances. Seller and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement, including but not limited to any necessary filings with the County Clerk’s Office of Calhoun County, Texas, the Texas Railroad Commission, the U.S. Fish & Wildlife Service and/or Aransas National Wildlife Refuge.

Article 10

Survival

Section 10.1	Survival of Representations, Warranties and Covenants.

(a)          Representations and Warranties. The representations and warranties contained in this Agreement (or in any certificate or other instrument delivered pursuant hereto) shall survive the Closing for a period of one year, except that the representations and warranties set forth in Sections 4.1(a) and 4.2(a) (Organization and Qualification), 4.1(b) and 4.2(b) (Authority), 4.1(c) and 4.2(c) (Enforceability), 4.1(d) and 4.2(d) (No Conflict or Violation), and 5.1 (Special Title Warranty) shall survive the Closing indefinitely.

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(b)          Covenants and Other Agreements. The covenants and other agreements contained in this Agreement (or in any certificate or other instrument delivered pursuant hereto) shall not survive the Closing, except that the covenants and other agreements in Article 9 (Post-Closing Matters), Article 11 (Limitations) and Article 12 (Indemnification) shall survive the Closing according to their respective terms or as appropriate to insure that their purposes are accomplished.

Article 11

Limitations

Section 11.1     Disclaimer of Warranties. IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS.”

Section 11.2      Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

Article 12

Indemnification

Section 12.1     Indemnification by Seller. Seller shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless Buyer, its affiliates and their respective directors, officers, employees, agents and other representatives, from and against the following:

(a)          All losses arising from the breach by Seller of any representation, warranty or covenant set forth in this Agreement (or in any certificate or other instrument delivered pursuant hereto) but only if Buyer makes a written claim for

Emily Hawes Field PSA

such indemnification during the period such representation, warranty or covenant survives the Closing;

(b)          All losses arising from the ownership or operation of the Assets prior to the Effective Date, including, but not limited to, any environmental claims; and

(c)	All losses arising from or in connection with the Excluded Obligations.

Section 12.2     Indemnification by Buyer. Buyer shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless, Seller, its affiliates and their respective directors, officers, employees, agents and other representatives from and against the following:

(a)          All losses arising from the breach by Buyer of any representation, covenant, or warranty set forth in this Agreement (or in any certificate or other instrument delivered pursuant hereto) but only if Seller makes a written claim for such indemnification during the period such representation, warranty or covenant survives the Closing;

(b)          All losses arising from the ownership and operation of the Assets from and after the Effective Date, including, but not limited to, any environmental claims, excluding those caused by the negligence or willful misconduct of Seller between the Effective Date and Closing; and.

(c)	All losses arising from or in connection with the Assumed Obligations.

THE PARTIES AGREE THAT THE INDEMNIFICATION PROVISIONS CONTAINED HEREIN ARE “CONSPICUOUS”. The indemnifications contained in this Article 12 shall survive the Closing for one (1) year after the date of Closing.

Article 13

Miscellaneous

Section 13.1 Termination of Contracts. The Parties hereby agree that the Participation Agreement for the Emily Hawes Field, by and between Seller and Buyer, dated June 4, 2004, and the Agreement for Gathering of Natural Gas, by and between Seller and Buyer, dated July 5, 2005, are hereby terminated and they shall have no further force and effect.

Section 13.2      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument.

Section 13.3     Governing Law; Jurisdiction; Process. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS

Emily Hawes Field PSA

WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 13.4      Entire Agreement. This Agreement and the schedules and exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior written or oral understandings pertaining to the subject matter hereof. There are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 13.5      Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telefax or other electronic transmission service to the appropriate address or number as set forth below:

To Seller:	To Buyer:

Pluris Energy Group Inc.	Darcy Energy LLC
10777 Westheimer, Suite 1100	3050 Post Oak Blvd., Suite 1700
Houston, Texas 77042	Houston, Texas 77056

Attention: Sacha H. Spindler	Attention: David DeCort

Phone: 713-260-9614	Phone: 713-626-9564
Fax: 713-260-9615	Fax: 713-626-0888

or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

Section 13.6      Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

Section 13.7     Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignment without such consent shall be void and of no force or effect.

Emily Hawes Field PSA

Section 13.8     Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party hereto may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.

Section 13.9      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 13.10 Expenses. Subject to the specific provisions contained herein, each of the Parties will pay all costs and expenses related to its performance of any compliance with this Agreement. Each Party shall pay the fees and expenses of its own legal counsel and other advisors.

Section 13.11 Dispute Resolution. Any disputed matters related to this Agreement or the construction or breach thereof may be submitted to arbitration pursuant to the following provisions:

The Parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement. If the Parties are unable to agree upon the designation of one person as arbitrator, then each Party shall appoint one arbitrator and the two arbitrators so chosen shall appoint a third arbitrator and the three arbitrators shall arbitrate any dispute.

Any arbitration hearing shall be held in Houston, Texas at a location acceptable to the arbitrator.

The arbitrator shall settle disputes in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases, provided, however, the arbitrator may, in his sole discretion, award attorneys’ fees to the prevailing Party. The charges and expenses of the arbitrator and arbitration shall be shared equally by Seller and Buyer. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, the Parties selecting such arbitrator shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

As to any dispute or controversy which under the terms of this Agreement is made subject to arbitration, no suit at law or in equity based on such dispute or controversy shall be instituted by either Party hereto, other than to enforce the award of the arbitrator.

Emily Hawes Field PSA

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

BUYER:

Darcy Energy LLC

By: /s/ David F. DeCort____________

David F. DeCort, Manager

SELLER:

Pluris Energy Group, Inc.

By: /s/ Sacha H. Spindler____________

Sacha H. Spindler, Chairman & CEO

Petrogen Inc.

By: /s/ Sacha H. Spindler____________

Sacha H. Spindler, Chairman & CEO

Emily Hawes Field PSA

EXHIBIT “A”

Attached to and made a part of that certain Purchase and Sale Agreement dated effective December 31, 2006 by and between Pluris Energy Group Inc.

and Petrogen, Inc. (“Seller”) and Darcy Energy, LLC (“Buyer”)

Description of Leases

1.	Oil and Gas Lease from Mary Jo Cooper to James T. Roche dated October 10, 2001, recorded in Volume 308, Page 169, records of Calhoun County, Texas.

2.	Oil and Gas Lease from Harry Hutchison to James T. Roche dated October 8, 2001, recorded in Volume 308, Page 180, records of Calhoun County, Texas.

3.	Oil and Gas Lease from Evelyn J. Bearden to James T. Roche dated October 15, 2001, recorded in Volume 308, Page 191, records of Calhoun County, Texas.

4.	Oil and Gas Lease from Joe Terry Prasifka to James T. Roche dated October 15, 2001, recorded in Volume 308, Page 202, records of Calhoun County, Texas.

5.	Oil and Gas Lease from Madeline J. Broughton to James T. Roche dated October 15, 2001, recorded in Volume 308, Page 213, records of Calhoun County, Texas.

6.	Oil and Gas Lease from Carrie Mae Weekly to James T. Roche dated October 23, 2001, recorded in Volume 308, Page 224, records of Calhoun County, Texas.

7.	Oil and Gas Lease from Frank L. Jurecka to James T. Roche dated October 30, 2001, recorded in Volume 308, Page 235, records of Calhoun County, Texas.

8.	Oil and Gas Lease from Claudia J. Webb to James T. Roche dated October 23, 2001, recorded in Volume 308, Page 246, records of Calhoun County, Texas.

9.	Oil and Gas Lease from Nolie Tiedt to James T. Roche dated October 24, 2001, recorded in Volume 308, Page 257, records of Calhoun County, Texas.

10.	Oil and Gas Lease from Harry Wecheta to James T. Roche dated October 24, 2001, recorded in Volume 308, Page 268, records of Calhoun County, Texas.

11.	Oil and Gas Lease from Charles W. Jurecka to James T. Roche dated October 2, 2001, recorded in Volume 308, Page 279, records of Calhoun County, Texas.

12.	Oil and Gas Lease from Carrie Mae Jurecka to James T. Roche dated October 29, 2001, recorded in Volume 308, Page 290, records of Calhoun County, Texas.

13.	Oil and Gas Lease from Frankie D. Higdon to James T. Roche dated October 31, 2001, recorded in Volume 308, Page 301, records of Calhoun County, Texas.

14.

Oil and Gas Lease from the Estate of Emily P. Hawes, Deceased, by and through William A. Cline, Sr. and Johnny Veselka, Independent Co-Executors, to James T. Roche dated October 31, 2001, recorded in Volume 308, Page 312, records of Calhoun County, Texas.

15.

Oil and Gas Lease from The Northern Trust Bank of Texas, N.A., as Successor Trustee of the Leila Clark Wynn Mineral Trust to Petrogen, Inc. dated August 31, 2004, recorded in Volume 385, Page 472, records of Calhoun County, Texas.

Leasehold Interest

Working Interest:	64.125%

Net Revenue Interest:	49.696875%

END OF EXHIBIT “A”

EXHIBIT “B”

Attached to and made a part of that certain Purchase and Sale Agreement dated effective December 31, 2006 by and between Pluris Energy Group Inc.

and Petrogen, Inc. (“Seller”) and Darcy Energy, LLC (“Buyer”)

Equipment

GAS\PACK STACK

LineHeater	24’ 10” 10’

Split coils, submerged adjustable choke, w/3/4” Tungsten Carbide trim and indicator

1” preheat Coil , fuel gas manifold

1” preheat coil fuel gas

1” Kimray Fuel

@ off valve

THERMOSTAT	SEPERATOR
T-12v – Thermostat	16” OD x 10” s/s x 1440 # MAWP Horizontal
Thermometer	2 Phase Sepator – 1” Kimray Valve
Thermo Walls	140# Dump Valve Relief Valve
Pilot Burner & Flame	1 Set HP Gauge & Sight Glass
Arrestor and\Flame arrestor burner	24” OD x 7’6 S/S	125# Vertical

HEATER

Separator

24” OD \x7’6”	S/S x125#	Vertical 3 Phase Sepator

2-2” Kimray SMAPO Pump Valves 1-2v” Kimray

125	# BP Regulater

2” Relief Valves

2 set LP Needle Valves

¼” S/S Brass Connnectors

Skid Mounting w/all controls tacked up w/1/4” S/S with dump vales mounted to the skids edge

Wells

Emily Hawes #1

Emily Hawes #2

Emily Hawes #3A

END OF EXHIBIT “B”

EXHIBIT “C”

Attached to and made a part of that certain Purchase and Sale Agreement dated effective December 31, 2006 by and between Pluris Energy Group Inc.

and Petrogen, Inc. (“Seller”) and Darcy Energy, LLC (“Buyer”)

Form of Assignment

STATE OF TEXAS	§

COUNTY OF CALHOUN	§

ASSIGNMENT AND BILL OF SALE OF OIL AND GAS LEASES

This Assignment and Bill of Sale of Oil and Gas Leases (this “Assignment”), dated effective as of December 31, 2006 (the “Effective Time”), is from Petrogen Inc., a Colorado corporation, whose address is 10777 Westheimer, Suite 1100, Houston, Texas 77042 (“Assignor”), to Darcy Energy LLC, a Texas limited liability company, whose address is 3050 Post Oak Boulevard, Suite 1700, Houston, Texas 77056 (“Assignee”).

In consideration of One Hundred Dollars ($100.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors do hereby grant, convey, and assign unto Assignee sixty-four and one-eighth percent (64.125%) of the right, title, and interest in the following property rights (collectively, the “Assets”):

(a) Oil, gas and mineral leases as described on Exhibit “A” attached hereto (the “Leases”) and all tenements, hereditaments, and appurtenances belonging to the Leases, together with all rights, privileges, benefits, and powers conferred upon the holder of the leasehold interests with respect to the use and occupation of the surface of the lands covered thereby (the “Lands”);

(b) Oil, gas, water, disposal or injection wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned, or permanently abandoned, including, without limitation, the interests in the wells (the “Wells”);

(c) Units which include all or portions of the Leases, Lands, or Wells (the “Units”) including production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments, and appurtenances belonging to the Units;

The Leases, Lands, Wells, and Units are collectively referred to herein as the “Properties”.

(d) Contracts, agreements, orders and instruments by which the Assets are bound or to which the Assets are subject, or that relate to or are otherwise applicable to the Assets, including, without limitation, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith from the Assets;

(e) Easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the Properties;

(f) Equipment, machinery, fixtures, facilities and improvements located on the Properties including, without limitation, all tanks, boilers, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, as described, in part, on Exhibit “B”

(g) Oil, gas, condensate, other gaseous and liquids products, all products attributable thereto, and all hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all oil, gas, condensate and imbalances with co-owners and with pipelines and all make-up rights with respect to take-or-pay payments; and

(h) All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts of title, title opinions, land surveys, and non-confidential logs related to the Assets listed above in subsections (a)-(g), inclusive.

TO HAVE AND TO HOLD all and singular the Assets, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee forever. Assignors do by these presents bind themselves, their respective successors and assigns to WARRANT and FOREVER DEFEND all and singular the Leases unto Assignee against every person whomsoever lawfully claiming or to claim the same or any part thereof, BY, THROUGH, OR UNDER ASSIGNORS ONLY, BUT NOT OTHERWISE. Assignors also hereby grant and transfer to Assignee, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignors are entitled to enforce with respect to the Assets against Assignors’ predecessors in title to the Assets.

This Assignment is made subject to the following matters:

(a)

That certain unrecorded Purchase and Sale Agreement dated effective as of the Effective Time between Assignors and Assignee (the “Purchase and Sale Agreement”). The Purchase and Sale Agreement shall at all times govern the rights of the parties in the Assets assigned by this Assignment, and all interested parties are hereby given notice of the existence of the Purchase and Sale Agreement; and

(b)	all valid and subsisting easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations.

Nothing in this Assignment shall be deemed to ratify or create any rights in third parties.

This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

This Assignment shall bind and inure to the benefit of Assignors and Assignee and their respective successors and assigns.

This Assignment has been executed on the dates of the acknowledgments hereto, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

Petrogen, Inc.

By: /s/ Sacha H. Spindler

Sacha H. Spindler
Chairman & CEO

ASSIGNEE:

Darcy Energy LLC

By: /s/ David DeCort

David DeCort
Manager

ACKNOWLEDGEMENTS

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this the 8th day of March, 2007, before me, the undersigned officer, personally appeared Sacha H. Spindler, who acknowledged that he is Chairman & CEO of Petrogen, Inc., a Colorado corporation, and that he, as such Chairman & CEO, being authorized so to do, executed the foregoing instrument for the purposes therein contained and on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Virgil Z. Hlus

My commission expires on N/A

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this the day of March, 2007, before me, the undersigned officer, personally appeared David F. DeCort, who acknowledged that he is Manager of Darcy Energy LLC., a Texas limited liability company, and that he, as such Manager, being authorized so to do, executed the foregoing instrument for the purposes therein contained and on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ signed

My commission expires on _____________

EXHIBIT “D”

Attached to and made a part of that certain Purchase and Sale Agreement dated effective December 31, 2006 by and between Pluris Energy Group Inc.

and Petrogen, Inc. (“Seller”) and Darcy Energy, LLC (“Buyer”)

Form of Assignment

STATE OF TEXAS	§

COUNTY OF CALHOUN	§

ASSIGNMENT AND BILL OF SALE OF PIPELINE

This Assignment and Bill of Sale of Pipeline, dated effective December 31, 2006 (the “Effective Time”), is from Petrogen Inc., a Colorado corporation, whose address is 10777 Westheimer, Suite 1100, Houston, Texas 77042 (“Assignor”), to Darcy Energy LLC, a Texas limited liability company, whose address is 3050 Post Oak Boulevard, Suite 1700, Houston, Texas 77056 (“Assignee”).

In consideration of One Hundred Dollars ($100.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby grant, convey, and assign unto Assignee one-hundred percent (100%) of the right, title and interest in and to the following:

(1)

the facility commonly known as the _________ Pipeline, a natural gas transmission pipeline located on Matagorda Island consisting of approximately 12 miles of __- inch diameter pipe, and listed on From T-4 filed with the Texas Railroad Commission under Permit #03422, as more fully depicted on the map attached hereto as Schedule 1 hereto, including the rights-of-way, permits and licenses set forth on Schedule 2 hereto and certain compressor stations, easements and rights-of-way set forth on Schedule 3 (the “Pipeline System”);

(2)

All commitments, agreements or contracts of any kind, relating or in any way associated with the Pipeline System, including, but not limited to construction and operation agreements (collectively, the “Contracts”);

(3)

All regulators, meters, measuring stations, pigs, pig launchers and receivers, equipment, meter and regulator houses and other miscellaneous meter and regulation equipment, compressors, dehydrators, drips, valves, fittings and all improvements, fixtures and appurtenances thereto used in the operation of the Pipeline System, together with such additions as shall occur or be in progress, and except to the extent consumed, used or disposed of in the ordinary course of business (collectively, the “Facilities”);

(4)

All leases and easements related to the Pipeline System, all improvements situated on the lands covered by such leases and easements, to the extent owned by Assignor and used solely and exclusively in the operation of the Pipeline System, all easements, rights-of-way, permits, licenses, surface and subsurface leases, rights to limitations or prescription claims, and ways of necessity, as are necessary for the operation of the Pipeline System (collectively, the “Leases and Easements”);

(5)	All assignable permits and licenses relating to the operation of the Pipeline System not included in Leases and Easements (collectively, the “Permits”);

(6)	All real property relating to the Pipeline System but not covered by the Leases and Easements described above (collectively, the “Realty”);

(7)	All natural gas in or attributable to the Pipeline System, including line fill, with respect to all time periods from and after the Effective Time (collectively, “Substances”);

(8)

All (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Pipeline System with respect to any period of time on or after the Effective Time, and (b) liens and security interests in favor of Assignor, whether choate or inchoate, under any law, rule or regulation or under any of the Contracts (i) arising under the ownership, operation or sale or other disposition on or after the Effective Time of the Pipeline System or the Substances or (ii) arising in favor of Assignor as the operator of the Pipeline System; and

(9)	All records to the extent they relate to the foregoing (hereinafter referred to as “Records”).

The Pipeline System, Contracts, Facilities, Leases and Easements, Permits, Realty, Substances and Records are hereinafter referred to as the “Property” or “Properties”.

Assignor warrants to Assignee and its successors and assigns title to the Properties against claims and demands of all persons whomsoever lawfully claim the same or any part thereof by, through and under Assignor, but not otherwise. Assignor warrants that the Properties are free from any outstanding liens and that Assignor has not previously conveyed or transferred all or any portion of the Properties. Assignor covenants and agrees to execute and deliver to Assignee separate assignments of individual interests in the Properties which are necessary to facilitate the recognition of Assignee’s ownership thereof by all applicable governmental agencies and authorities. Such separate assignments (i) shall evidence the conveyance and assignment of the applicable Properties herein made, and shall not constitute any additional conveyance or assignment of the Properties, (ii) are not intended to modify, and shall not modify, any of the terms, covenants, and conditions herein set forth and are not intended to create and shall not create any additional representations, covenants or warranties of or by Assignor to Assignee, and (iii) shall be deemed to contain all of the terms and provisions hereof, as fully and to all intents and purposes as though the same were set forth at length in the separate assignments. This Assignment, insofar as it pertains to those Properties as to which separate assignments have been, or will be, executed for filing with and approval by applicable governmental agencies and authorities, is made subject to the approval of such governmental agencies and authorities and to the terms of such approval if and to the extent required by law.

Without limiting the foregoing, all interests, lands and leases, whether now owned by Assignor or hereafter acquired by operation of law or otherwise that relate to the Properties conveyed hereby, shall be transferred and conveyed by the terms hereof even though the Assignor’s interest in said lands or leases be incorrectly described in, or a description of such interest be omitted from, Schedules 1, 2 or 3.

This Assignment is made with full substitution and subrogation of Assignee in and to all covenants and warranties by others heretofore given or made in respect of the Properties or any part thereof.

This Assignment may be executed in multiple originals, all of which are identical. All of such originals together shall constitute one and the same instrument.

ASSIGNOR:

Petrogen Inc.

By: /s/ Sacha H. Spindler_____________

Sacha H. Spindler
Chairman & CEO

ASSIGNEE:

Darcy Energy LLC

By: /s/ David F. DeCort______________

David F. DeCort
Manager

ACKNOWLEDGEMENTS

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this the 8th day of March, 2007, before me, the undersigned officer, personally appeared Sacha H. Spindler, who acknowledged that he is Chairman & CEO of Petrogen, Inc., a Colorado corporation, and that he, as such Chairman & CEO, being authorized so to do, executed the foregoing instrument for the purposes therein contained and on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Virgil Z. Hlus

My commission expires on N/A

STATE OF TEXAS	§

COUNTY OF HARRIS	§

On this the day of March, 2007, before me, the undersigned officer, personally appeared David F. DeCort, who acknowledged that he is Manager of Darcy Energy LLC., a Texas limited liability company, and that he, as such Manager, being authorized so to do, executed the foregoing instrument for the purposes therein contained and on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ signed

My commission expires on _____________